Exhibit 99.1

Stock Yards Bancorp Raises Its Quarterly Cash Dividend to $0.25 Per Share, Marking the Second Increase in 2015 and the Eighth in Five Years

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 18, 2015--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has increased the Company's quarterly cash dividend $0.01 or 4% to $0.25 per common share. The new rate will go into effect with the next payment on December 31, 2015, to stockholders of record as of December 14, 2015. This represents the second time the Company has raised its dividend during 2015, reflecting a cumulative increase of approximately 9% in the dividend rate over the past year.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "Our Company's strong loan growth and financial performance continues to position Stock Yards Bancorp to steadily increase its dividend payments to stockholders, enabling them to participate directly in our ongoing growth. As we strive to maintain a strong capital base in support of expansion opportunities, we know that our stockholders place high value on a regular, reliable and growing cash payout. With today's announced increase, the eighth since 2010, our dividend payments have increased more than 47% cumulatively over the past five years."

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $2.6 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President, Treasurer and Chief Financial Officer